EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	June 30	December 31
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$173,666	$91,553
Term deposits with banks	1,519	60,357
Available-for-sale securities	6,476	6,423
Accounts receivable, net	4,054	3,438
Receivables from sales representatives	5,795	5,607
Inventory	591	600
Prepaid expenses and other current assets	12,692	13,603
Deferred tax assets	98	13

Total Current Assets	204,891	181,594

Property and equipment, net	76,854	77,815
Goodwill	2,497	-
Intangible assets, net	6,947	8,770
Long term investments	100	100
Deferred tax assets	421	446
Other noncurrent assets	2,369	1,667

Total Assets	$294,079	$270,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,192	$10,901
Deferred income and customer prepayments	81,661	73,841
Accrued liabilities	14,675	11,585
Income taxes payable	439	435

Total Current Liabilities	106,967	96,762

Deferred income and customer prepayments	2,935	2,516
Deferred tax liability	1,523	141

Total Liabilities	111,425	99,419

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 51,529,794 (2009: 51,427,642) shares issued and 44,654,794 (2009: 44,552,642) outstanding	515	514
Additional paid in capital	140,225	138,468
Treasury shares, at cost – 6,875,000 (2009: 6,875,000) shares	(50,000)	(50,000)
Retained earnings	81,208	71,369
Accumulated other comprehensive income	3,247	2,859

Total Company Shareholders’ Equity	175,195	163,210

Non-controlling interests	7,459	7,763

Total Equity	$182,654	$170,973

Total Liabilities and Equity	$294,079	$270,392

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$29,786	$29,156	$58,100	$58,651
Exhibitions	27,375	23,983	31,880	28,471
Miscellaneous	1,284	1,081	2,395	1,886

	58,445	54,220	92,375	89,008

Operating Expenses:
Sales (Note 2)	20,217	19,995	33,348	33,733
Event production	9,757	8,892	10,941	9,713
Community (Note 2)	7,127	7,892	11,464	13,089
General and administrative (Note 2)	12,429	11,323	23,391	22,918
Online services development (Note 2)	1,319	1,353	2,638	2,764
Amortization of intangibles and software costs	314	38	587	80

Total Operating Expenses	51,163	49,493	82,369	82,297

Income from Operations	7,282	4,727	10,006	6,711

Interest and dividend income	100	348	359	413
Foreign exchange gains (losses), net	(73)	66	(12)	(27)

Income before Income Taxes	$7,309	$5,141	$10,353	$7,097
Income Tax Expense	(125)	(36)	(229)	(174)

Net Income	$7,184	$5,105	$10,124	$6,923

Net income attributable to non-controlling interests	66	(13)	(285)	(634)

Net Income Attributable to the Company	$7,250	$5,092	$9,839	$6,289

Basic net income per share attributable to the Company’s shareholders	$0.16	$0.11	$0.22	$0.14

Diluted net income per share attributable to the Company’s shareholders	$0.16	$0.11	$0.21	$0.14

Shares used in basic net income per share calculations	44,653,867	44,543,330	44,650,903	44,542,530

Shares used in diluted net income per share calculations	46,090,605	45,729,535	46,113,290	45,700,362

Note : 1. Online and other media services consists of:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Online services	$22,393	$22,054	$44,174	$44,024
Print services	7,393	7,102	13,926	14,627

	$29,786	$29,156	$58,100	$58,651

Note :     2.    Non-cash compensation expenses associated with the employee and team member equity compensation plans and Global Sources Directors Share Grant Award Plan included under various categories of expenses are as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$381	$831	$512	$840
Community	101	142	161	149
General and administrative	568	640	923	1,076
Online services development	74	102	154	176

	$1,124	$1,715	$1,750	$2,241